EXHIBIT 7

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.001 per share, of Dune Energy, Inc., dated as of May 9, 2013, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

ZELL CREDIT OPPORTUNITIES SIDE FUND, L.P.
By: CHAI TRUST COMPANY, LLC
Its: General Partner

By: /s/ Philip G. Tinkler

Chief Financial Officer

CHAI TRUST COMPANY, LLC

By: /s/ Philip G. Tinkler

Chief Financial Officer